Exhibit 10.1

MASTER INTERCOMPANY AGREEMENT

This Master Intercompany Agreement (this “Agreement”) is made and entered into by and between OSI Systems, Inc., a California corporation located at 12525 Chadron Avenue, Hawthorne, California (“OSI”) and Spacelabs Healthcare, Inc. a Delaware corporation with offices at 5150 220th Avenue SE, Issaquah, WA 98029 (“SHI”), effective as of October 24, 2005.

Recitals

WHEREAS, SHI and its subsidiaries on the one hand, and OSI and its subsidiaries (who are not SHI subsidiaries) on the other hand, from time to time require assistance from each other in administrative, operational, financial, manufacturing and other matters (each, a “Service” and collectively, the “Services”);

WHEREAS, the subsidiaries of SHI currently collectively owe to OSI an intercompany balance reflected on the books of the respective companies.

WHEREAS, OSI, SHI and their various subsidiaries are willing to provide such Services for each other in exchange for appropriate compensation; and

WHEREAS, the OSI and SHI each wish to set forth the framework for performance of such Services.

NOW, THEREFORE, THE PARTIES AGREE AS FOLLOWS:

Agreement

1. Identification of Parties. For purposes of this Agreement, the following definitions shall apply:

1.1. “OSI Group”. The “OSI Group” means OSI and its subsidiaries, other than SHI subsidiaries;

1.2. “SHI Group”. The “SHI Group” means SHI and its subsidiaries. A party’s subsidiary refers to an entity in which that party has a majority equity interest, measured by voting power; and

1.3. “Service Provider”. The party providing a Service shall be identified as a “Service Provider”.

1.4. “Service Recipient”. The party receiving a Service shall be identified as a “Service Recipient”.

2. Assignment within Groups. OSI may, in its discretion, cause some or all of its obligations under this Agreement to be performed, and permit some or all of its rights hereunder to be exercised, by any member of the OSI Group. SHI may, in its discretion, cause some or all of its obligations under this Agreement to be performed, and permit some or all of its rights hereunder to be exercised, by any member of the SHI Group. Each party agrees to accept performance of any Service and the exercise of any other rights or obligations arising under this Agreement that have been so assigned, without requiring evidence of assignment.

3. Service Order. As a “master” form of contract, this Agreement allows the parties to contract for Services through the issuance of service orders without having to re-negotiate the basic terms and conditions contained herein. The specific details of a Service to be provided by a Service Provider under this Agreement shall be separately negotiated and specified in services orders substantially in the form attached hereto as Exhibit A. or as otherwise agreed in writing (each, a “Service Order”). Each Service Order will include, at a minimum, a description of the Service to be provided, the identity of the Service Provider and the Service Recipient, the term during which the Services will be provided, and the applicable fees and charges, as well as any requirements, considerations, or objectives which are in addition to the general provisions of this Agreement. Each Service Order shall be deemed to incorporate all of the terms and conditions of this Agreement. Notwithstanding the foregoing, OSI and SHI acknowledge and agree that some of the terms and conditions contained in this Agreement may not be applicable to every Service Order and that in such instances, such terms shall not apply. To the extent any terms or provisions of a Service Order conflict with the terms and provisions of this Agreement, the terms and provisions of the Service Order shall control. No Service Order shall be effective unless and until it is executed by an authorized representative of each party to such Service Order.

4. Services.

4.1. Space Allocation.

4.1.1. A Service Order relating to allocation of space shall set forth a description of the premises allocated, the duration of the allocation, the amount of any rent and other fees due for such allocation and applicable payment schedules. In the event the premises are leased by Service Provider from a third party, the Service Provider shall provide to Service Recipient a copy of the underlying lease between Service Provider and the landlord of the premises.

4.1.2. Service Recipient agrees and covenants to vacate the premises immediately upon termination or expiration of the underlying lease; not to make any alteration or addition to the premises without Service Provider’s consent (which shall not be unreasonably withheld or delayed); to leave the premises in as good as condition as when first occupied by Service Recipient (normal wear and tear excepted); and to comply in every respect with the provisions of any law and/or the underlying lease in respect to the premises. Service Provider covenants to permit Service Recipient to peaceably and quietly hold and enjoy the premises during the term of Service Recipient’s occupancy.

4.2. Support Services. Service Provider may provide administrative, IT or other support services for Service Recipient pursuant to a Service Order. Service Recipient agrees to reimburse Service Provider one hundred percent of Service Provider’s costs and out-of-pocket expenses, which shall include all direct costs incurred by Service Provider that are attributable to the employees directly engaged in providing the services (on a fully-burdened basis); all direct costs attributable to the materials and supplies consumed in rendering the Services; and any specifically-identifiable indirect costs that relate to the aforesaid direct costs, such as an allocable portion of occupancy costs, utilities, supervisory and clerical support, and other overhead, general, and administrative costs (e.g., depreciation) reasonably allocable to a particular service or activity (collectively, “Costs”).

4.3. Financial Support and Tax Sharing. Both OSI and SHI agree, on their own behalves and on behalf of their respective subsidiaries, to mutually extend financial support and tax sharing arrangements to each other; provided however, that in the event OSI shall cease to own a majority of the combined voting power of the outstanding securities of SHI then, as of the date upon which OSI becomes such minority shareholder of SHI, no further mutual financial support or tax sharing shall occur between the parties. Such financial support from OSI to the SHI Group shall include access to additional working capital funds borrowed under OSI’s then-current banking credit facilities unless or until such time as SHI assets are not required to guarantee any of OSI’s obligations under such banking credit facilities. In the event that a Service Order provides for financial support or funding by OSI to the SHI Group, such Service Order shall be further evidenced by and made in accordance with the form of SHI Revolving Promissory Note, attached hereto as Exhibit B, or as otherwise agreed in writing. The opening balance under the SHI Revolving Promissory Note shall include the intercompany balance currently owed to OSI by SHI’s subsidiaries, as reflected on the books of the respective companies. In the event that a Service Order provides for financial support or funding by SHI to the OSI Group, such Service Order shall be further evidenced by and made in accordance with the form of OSI Revolving Promissory Note, attached hereto as Exhibit C, or as otherwise agreed in writing (collectively, the SHI Revolving Promissory Note and the OSI Revolving Promissory Note are referred to herein as the “Notes”). The Notes shall state the amount of the loan, the date made, the date payment is due, the payment schedule, the currency for repayment, any applicable grace period and the applicable interest rate. In the event that a Service Order provides for a tax sharing arrangement between OSI and SHI, such Service Order shall be further evidenced by and made in accordance with the terms of the form of Tax Sharing Agreement, attached hereto as Exhibit D, or as otherwise agreed in writing.

4.4. Manufacturing. SHI agrees to grant OSI preferred manufacturer status for products and manufacturing services required by SHI during the term of this Agreement as follows:

4.4.1. Submission of Manufacturing Proposal. If SHI requires the manufacture of a product or component, or manufacturing services, of a type that the OSI Group is capable of providing, SHI shall notify OSI of such requirement. SHI shall then provide OSI an opportunity to bid on such requirement on terms no less favorable to OSI than terms provided to other bidders with respect to that requirement.

4.4.2. Acceptance of Manufacturing Proposal. SHI shall provide OSI the right to manufacture such product or component or provide such services if (i) OSI’s proposal meets the delivery, quality, regulatory and documentation requirements for such product or component; and (ii) the pricing offered by OSI (including tax, shipping and insurance) is no more than 5% more than the lowest quotation provided by a competitor for such product or component or services supplied on comparable terms. In the event that OSI’s proposal complies with section 4.4.2 (i) but not 4.4.2 (ii), SHI shall advise OSI of same and provide an opportunity for OSI to revise the pricing in its proposal.

4.4.3. Purchase by SHI. In the event OSI’s proposal meets the above conditions, SHI shall purchase such product or component from OSI under SHI’s standard purchase order terms and conditions, setting forth the product description and specifications, quantity of product to be manufactured and delivered to SHI, timeframe for delivery of such product, and the price to be paid for the product.

4.5. Other. The parties may enter into such other intercompany arrangements as they may from time to time agree in writing.

5. Fees. For the Services provided under a Service Order, Service Recipient shall pay Service Provider the fees detailed in the Service Order. Such fees shall be based on Service Recipient’s use of Service Provider’s Services as agreed upon at the execution of the Service Order. Any request for alteration, substitution or change from such agreed Services will be evaluated on an individual basis and may be subject to additional charges if mutually agreed by the parties.

6. Payment. Except as otherwise provided in a Service Order, Service Provider will issue monthly invoices for the amounts payable by Service Recipient pursuant to a Service Order. Each invoice shall be payable thirty (30) days from the date of the invoice, in U.S. dollars, at the address set forth in the Service Order.

7. Arm’s Length Pricing. Both Service Provider and Service Recipient intend to adhere to the arm’s length standard set forth in section 482 of the United States Internal Revenue Code and related regulations. Accordingly, the parties to a Service Order shall periodically review the rate of compensation for services provided under a Service Order. If any changes to the rate are determined by the mutual agreement of Service Provider and Service Recipient, then they shall execute an appropriate amendment to the Service Order.

8. Proprietary Rights. It is recognized and understood that the existing inventions and technologies of Service Provider and Service Recipient are their separate property, respectively, and are not affected by this Agreement. Neither party shall at any time during or after the term of this Agreement have any ownership rights relating to or emanating from any intellectual property (including, but not limited to designs, trademarks, trade names, web sites, know-how, other intangible property, or other related matters) of the other, other than licenses necessary to enable the contemplated manufacture, sale or use of products manufactured hereunder. The parties shall mutually agree as to the ownership of all intellectual property rights with respect to works, inventions and discoveries made during the course of performing Services.

9. Confidentiality. In the performance of this Agreement or any Service Order hereunder, a party may disclose (“Discloser”) to the other party (“Recipient”) certain Confidential Information of Discloser. The term “Confidential Information” shall mean (i) any business or technical information which the Discloser regards as confidential and in which it claims a proprietary interest or (ii) information which by its nature would generally be considered as confidential. Such Confidential Information includes, without limitation, financial data, plans such as business plans, marketing plans, and product development plans, customer data, research results, product design data, and manufacturing methods, specifications or materials, which is/are owned, controlled or possessed by Discloser in either written, oral or visual form. Recipient shall hold Confidential Information of Discloser in confidence and shall not use, without the prior written consent of Discloser, such Confidential Information for any purpose other than in the performance of this Agreement or a Service Order.

10. Warranty. Service Provider warrants that its Services will be free of material defects and performed in a professional and workmanlike manner. If Service Provider manufactures products hereunder, Service Provider warrants that, upon delivery, such products will be free from material defects and will perform in accordance with the specifications set forth in the applicable Service Order.

11. Remedies and Limitations. Service Provider’s obligations and liabilities under Section 10 (Warranty) shall be limited, at Service Provider’s option, to (i) reperformance of any Services necessary to correct the defect(s) discovered, (ii) repayment of or reduction in a reasonable portion of the fees paid by Service Recipient for Services covered by the Service Order, or (iii) in the case of any products delivered hereunder, repair or replacement at the option of Service Provider. EXCEPT AS EXPRESSLY STATED IN THIS SECTION 11, SERVICE PROVIDER MAKES NO OTHER WARRANTIES, EXPRESS OR IMPLIED, INCLUDING BUT NOT LIMITED TO ANY IMPLIED WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, OR IMPLIED WARRANTY ARISING FROM COURSE OF PERFORMANCE, COURSE OF DEALING OR USAGE OF TRADE. SERVICE PROVIDER SHALL NOT BE LIABLE TO SERVICE RECIPIENT FOR ANY INDIRECT, INCIDENTAL, SPECIAL OR CONSEQUENTIAL DAMAGES, COVER, OR ANY LOSS OF INFORMATION, PROFIT, REVENUE OR USE RESULTING FROM BREACH OF WARRANTY OR ANY OTHER PROVISION OF THIS AGREEMENT.

12. Limitation of Liability. Service Provider’s liability (whether in tort, contract or otherwise, and notwithstanding any fault, negligence, strict liability or product liability of Service Provider) with regard to any Services or product provided under a Service Order will in no event exceed the total compensation paid by Service Recipient to Service Provider under such Service Order.

13. Term and Termination. This Agreement shall remain in effect until August 31, 2015. Following this initial term, this Agreement will be renewed automatically for successive 12-month periods, unless it is terminated by (i) a mutual written agreement of OSI and SHI or (ii) by either party giving written notice to the other party at least 30 days prior to the beginning of the next term.

14. Notices. All notices and other communications shall be considered given and effective when personally delivered or when mailed, postage prepaid, to the recipient’s principal offices, to the attention of recipient’s chief executive officer, or to such other addresses as the parties may designate in writing.

15. Independent Contractor; Authority. Service Provider’s relationship with Service Recipient is that of an independent contractor, and Service Provider shall have sole control over the performance of all Services to be performed by it hereunder and of all of its employees, agents, and contractors engaged in performing such services. Neither OSI nor SHI shall have the right to assume or create any obligation of any kind, either express or implied, on behalf of the other, except as expressly provided for in this Agreement or in another written agreement between the parties. Nothing in this Agreement shall be deemed to establish or otherwise create a relationship of principal and agent, employer and employee, or otherwise between Service Provider and Service Recipient.

16. Assignment. Neither party shall assign all or any part of this Agreement, or any given Service Order(s) hereunder, or any of its rights hereunder or thereunder without the other party’s prior written consent, which shall not be unreasonably withheld; save that either party may assign rights and responsibilities as set forth in Section 2 of this Agreement.

17. Nonwaiver. The failure of either OSI or SHI to insist upon or enforce strict performance by the other of any of the provisions of this Agreement, or any given Service Order(s) hereunder, or to exercise any rights or remedies under this Agreement, or any given Service Order(s) hereunder, will not be construed as a waiver or relinquishment to assert or rely upon any such provisions, rights or remedies in that or any other instance; rather the same will remain in full force and effect.

18. Compliance with Laws. OSI and SHI shall comply, and OSI shall ensure members of the OSI Group, and SHI shall ensure that members of the SHI Group that are acting as Service Providers comply, with all laws, regulations, rules, orders and other requirements that are applicable to their respective performances under this Agreement or under any Service Order.

19. Excused Performance. Neither Service Provider nor Service Recipient will be liable for, or be considered to be in breach of or default under this Agreement, or any given Service Order, on account of any delay or failure to perform as required by this Agreement, or any given Service Order, if a result of any causes or conditions beyond such party’s reasonable control, including but not limited to: fires; acts of God or the elements; acts, delays and failures to act by civil, military or other governmental authority; labor disputes; riots, sabotage or war; or breakdown or destruction of any equipment, facilities or other property.

20. Counterparts. This Agreement may be executed in counterparts, each of which will be an original, but each of which together will constitute one instrument. OSI and SHI each agree that a photocopy or facsimile signature to this Agreement shall be treated for all purposes as an original signature.

21. Severability. In the event any provision, clause, sentence, phrase, or word in this Agreement, or the application thereof in any circumstances, is held to be invalid or unenforceable, such invalidity or unenforceability shall not affect the validity or enforceability of the remainder of this Agreement, or of the application of any such provision, sentence, clause, phrase, or word in any other circumstances.

22. Governing Law. This Agreement shall be governed by and interpreted in accordance with the laws of the State of California, USA, without reference to its laws relating to conflicts of law. Any legal action arising out of or relating to this Agreement shall be brought only in the state and federal courts located in Los Angeles County, California, and the parties irrevocably consent to the jurisdiction and venue of such courts.

23. Dispute Resolution Procedure. In the event of a dispute arising out of or relating to this Agreement, OSI and SHI agree to negotiate diligently and in good faith to resolve such dispute. If such negotiation does not resolve the dispute, OSI and SHI shall appoint members of their respective senior management to address the dispute. If consultation by respective senior management representatives does not result in a resolution, OSI and SHI shall appoint members of their respective Boards of Director to consult with respect to the dispute. All disputes remaining unresolved thirty (30) days after the appointment of Board of Director representatives may be submitted by either OSI or SHI for final settlement in accordance with the commercial arbitration rules of the Judicial Arbitration and Mediation Service (“JAMS”)

prevailing at the time (“the Rules”); provided, however, that in the event of a conflict between the Rules and this Agreement, the latter shall control. The arbitration will be conducted by a single arbitrator with industry-specific experience to be mutually agreed upon by the parties pursuant to the Rules. Judgment on the award rendered by the arbitrator may be entered in any court of competent jurisdiction.

24. Entire Agreement. This Agreement, along with all Service Orders entered into hereunder, constitutes the entire agreement, and supersedes any and all prior agreements, between OSI and SHI with regard to the Services which are the subject of the applicable Service Orders entered into under this Agreement. No amendment, modification or waiver of any of the provisions of this Agreement, or any given Service Order(s) hereunder, will be valid unless set forth in writing, signed by an authorized representative of both OSI and SHI.

OSI Systems, Inc.		Spadelabs Healthcare, Inc.

By:	/s/ Deepak Chopra	By:	/s/ Victor Sze
Name:	Deepak Chopra	Name:	Victor Sze
Title:	Director	Title:	Company Secretary